Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: November 6, 2024

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Fiscal 2025 First Quarter Results
•Strong cash from operations of $46 million compared to $26 million in the prior year; free operating cash flow of $21 million compared to negative $3 million in the prior year
•Earnings per diluted share (EPS) of $0.28 and adjusted EPS of $0.29
•Returned approximately $31 million to shareholders; $15 million in share repurchases and $16 million in dividends

PITTSBURGH, (November 6, 2024) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2025 first quarter ended September 30, 2024, with sales of $482 million compared to $492 million in the prior year quarter, and earnings per diluted share (EPS) of $0.28 compared to $0.37 in the prior year quarter. The current quarter pre-tax results include a net benefit of $4 million, consisting of insurance proceeds offset by additional costs, related to the tornado that struck the Company's Rogers, Arkansas facility late in fiscal 2024, as well as certain tax-related items amounting to a benefit of approximately $3 million. Adjusted EPS was $0.29 in the current quarter compared to $0.41 in the prior year quarter.
“While we continue to generate strong cash flow from operations, softer market conditions in a number of our end markets have led sales to come in on the lower end of our expectations,” said Sanjay Chowbey, President and CEO. “We do, however, anticipate second quarter results in line with our historical sequential performance and we remain focused on the continued execution of the Value Creation Pillars we outlined last quarter: Delivering Growth, Continuous Improvement and Portfolio Optimization.”

Fiscal 2025 First Quarter Key Developments
Sales of $482 million decreased 2 percent from $492 million in the prior year quarter, reflecting an organic sales decline of 2 percent and an unfavorable currency exchange effect of 1 percent, partially offset by a favorable business days effect of 1 percent.
During the quarter, the Company achieved incremental year-over-year restructuring savings of approximately $5 million from the previously announced action to streamline its cost structure. This action has delivered annualized run rate pre-tax savings of approximately $35 million. Restructuring and related charges of $1 million were recognized during the quarter in connection with the execution of this initiative compared to $4 million in the prior year quarter.

Operating income was $36 million, or 7.5 percent margin, compared to $45 million, or 9.2 percent margin, in the prior year quarter. The decrease in operating income was primarily due to lower sales and production volumes within the Metal Cutting segment, higher wages and general inflation, and certain manufacturing costs within the Infrastructure segment, including temporary plant shutdowns for maintenance and process improvements. These factors were partially offset by lower raw material costs, incremental year-over-year restructuring savings of approximately $5 million, a net benefit of $4 million consisting of insurance recoveries of $5 million received during the quarter, offset by charges of $1 million related to the tornado that struck the Rogers, Arkansas facility late in fiscal 2024, lower restructuring charges of approximately $3 million compared to the prior year quarter and higher sales volumes within the Infrastructure segment. Adjusted operating income was $37 million, or 7.6 percent margin, in the current quarter, compared to $49 million, or 9.9 percent margin, in the prior year quarter.
The reported effective tax rate (ETR) for the quarter was 25.2 percent compared to 21.0 percent in the prior year quarter. The increase in the ETR year-over-year was primarily driven by prior year adjustments including a benefit of approximately $6 million from a change in unrecognized tax benefits that was partially offset by a $3 million settlement related to tax litigation in Italy. The current year quarter also includes a benefit of $1 million due to the favorable resolution of a tax dispute in India and geographical mix. Adjusted ETR was 25.1 percent in the current quarter, compared to 21.0 percent in the prior year quarter.
Year-to-date net cash flow from operating activities was $46 million compared to $26 million in the prior year period. The change in net cash flow from operating activities was driven primarily by working capital changes and $5 million received from the favorable resolution of a tax dispute in India, partially offset by lower net income compared to the prior year period. Year-to-date free operating cash flow (FOCF) was $21 million compared to negative $3 million in the prior year period. The increase in FOCF was driven primarily by working capital changes, $5 million received from the favorable resolution of a tax dispute in India and lower capital expenditures, partially offset by lower net income compared to the prior year period.
The Company paid $16 million in cash dividends to Kennametal shareholders during the quarter. The Company has a long history of consistently paying dividends to shareholders since its listing on the New York Stock Exchange in 1967.
During the quarter, the Company repurchased 600 thousand shares of Kennametal common stock for $15 million under its current $200 million, three-year share repurchase program.

Outlook
The Company’s expectations for the second quarter of fiscal 2025 and the full year are as follows:
Quarterly Outlook:
•Sales expected to be $480 - $500 million; foreign exchange anticipated to be neutral compared to the second quarter of fiscal 2024
•Adjusted ETR is expected to be approximately 27.5 percent
•Adjusted EPS is expected to be $0.20 - $0.30
Annual Outlook:
•Sales expected to be $2.0 - $2.1 billion
•Adjusted EPS is expected to be $1.30 - $1.70
•At the midpoint, improved operating performance offset by higher ETR and currency headwinds
•Pricing actions expected to cover raw material costs, wages and general inflation
•Interest expense is expected to be approximately $27 million
•Adjusted ETR is expected to be approximately 27.5 percent
•Free operating cash flow of greater than 125 percent of adjusted net income
•Primary working capital as a percent of sales at approximately 30 percent by fiscal year-end
•Capital spending expected to be approximately $110 million

The Company will provide more details regarding its Outlook during its quarterly earnings conference call.

Segment Results
Metal Cutting sales of $297 million decreased 4 percent from $308 million in the prior year quarter, reflecting an organic sales decline of 4 percent and an unfavorable currency exchange effect of 2 percent, partially offset by a favorable business days effect of 2 percent. Operating income was $24 million, or 8.0 percent margin, compared to $32 million, or 10.4 percent margin, in the prior year quarter. The decrease in operating income was primarily due to lower sales and production volumes, higher wages and general inflation, and unfavorable foreign currency exchange of approximately $2 million. These factors were partially offset by lower raw material costs, incremental year-over-year restructuring savings of approximately $4 million, lower restructuring charges of approximately $2 million compared to the prior year quarter and pricing. Adjusted operating income was $24 million, or 8.2 percent margin, in the current quarter, compared to $35 million, or 11.2 percent margin, in the prior year quarter.
Infrastructure sales of $185 million increased 0.4 percent from $184 million in the prior year quarter, driven by organic sales growth of 1 percent, partially offset by an unfavorable business days effect of 1 percent. Operating income was $13 million, or 6.9 percent margin, compared to $14 million, or 7.4 percent margin, in the prior year quarter. The decrease in operating income was primarily due to certain manufacturing costs, including temporary plant shutdowns for maintenance and process improvements, and higher wages and general inflation. These factors were partially offset by a net benefit of $4 million consisting of insurance recoveries of $5 million received during the quarter, offset by charges of $1 million related to the tornado that struck the Rogers, Arkansas facility late in fiscal 2024, the favorable timing of pricing compared to raw material costs, incremental year-over-year restructuring savings of approximately $1 million, lower restructuring charges of approximately $1 million compared to the prior year quarter and higher sales volumes. Adjusted operating income was $13 million, or 6.9 percent margin, in the current quarter, compared to $15 million, or 8.0 percent margin, in the prior year quarter.

Dividend Declared
Kennametal announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on November 26, 2024 to shareholders of record as of the close of business on November 12, 2024.
The Company will host a conference call to discuss its first quarter fiscal 2025 results on Wednesday, November 6, 2024 at 9:30 a.m. Eastern Time. The conference call will be broadcast via real-time audio on Kennametal’s investor relations website at https://investors.kennametal.com/ - click “Event” (located in the blue Quarterly Earnings block).
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for sales, interest expense, adjusted EPS, FOCF, primary working capital, capital expenditures and adjusted effective tax rate for the second quarter and full year of fiscal 2025 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: uncertainties related to changes in macroeconomic and/or global conditions, including as a result of increased inflation and Russia's invasion of Ukraine and the resulting sanctions on Russia; the conflict in the Middle East; other economic recession; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; Commercial Excellence growth initiatives, Operational Excellence initiatives, our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability, including the conflicts in Ukraine and the Middle East; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 85 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,400 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated $2 billion in revenues in fiscal 2024. Learn more at www.kennametal.com. Follow @Kennametal: Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,
(in thousands, except per share amounts)	2024	2023
Sales	$481,948	$492,476
Cost of goods sold	330,939	329,578
Gross profit	151,009	162,898
Operating expense	111,653	111,649
Restructuring and other charges, net	611	3,086
Amortization of intangibles	2,718	3,045
Operating income	36,027	45,118
Interest expense	6,312	6,601
Other (income) expense, net	(1,657)	89
Income before income taxes	31,372	38,428
Provision for income taxes	7,906	8,059
Net income	23,466	30,369
Less: Net income attributable to noncontrolling interests	1,343	312
Net income attributable to Kennametal	$22,123	$30,057
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.28	$0.38
Diluted earnings per share	$0.28	$0.37
Basic weighted average shares outstanding	78,067	80,025
Diluted weighted average shares outstanding	78,657	80,699

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 30, 2024	June 30, 2024
ASSETS
Cash and cash equivalents	$119,588	$127,971
Accounts receivable, net	282,464	302,810
Inventories	543,427	514,632
Other current assets	58,390	57,179
Total current assets	1,003,869	1,002,592
Property, plant and equipment, net	942,114	938,063
Goodwill and other intangible assets, net	356,616	352,988
Other assets	219,330	210,115
Total assets	$2,521,929	$2,503,758
LIABILITIES
Revolving and other lines of credit and notes payable	$1,426	$1,377
Accounts payable	201,908	191,541
Other current liabilities	195,052	223,043
Total current liabilities	398,386	415,961
Long-term debt	596,182	595,980
Other liabilities	209,398	203,218
Total liabilities	1,203,966	1,215,159
KENNAMETAL SHAREHOLDERS’ EQUITY	1,277,173	1,249,875
NONCONTROLLING INTERESTS	40,790	38,724
Total liabilities and equity	$2,521,929	$2,503,758

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

	Three Months Ended September 30,
(in thousands)	2024	2023
OPERATING ACTIVITIES
Net income	$23,466	30,369
Adjustments to reconcile to cash from operations:
Depreciation	30,839	30,461
Amortization	2,718	3,045
Stock-based compensation expense	7,937	8,696
Restructuring and other charges, net	611	3,087
Deferred income taxes	(1,253)	(104)
Gain on insurance recoveries	(5,000)	—
Other	1,742	5,623
Changes in certain assets and liabilities:
Accounts receivable	26,605	17,937
Inventories	(17,455)	(20,266)
Accounts payable and accrued liabilities	(22,270)	(32,555)
Accrued income taxes	1,976	(11,676)
Accrued pension and postretirement benefits	(1,195)	(2,925)
Other	(2,975)	(5,981)
Net cash flow provided by operating activities	45,746	25,711
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(24,748)	(31,799)
Disposals of property, plant and equipment	93	3,048
Proceeds from insurance recoveries	4,693	—
Other	9	27
Net cash flow used in investing activities	(19,953)	(28,724)
FINANCING ACTIVITIES
Net increase in notes payable	—	7,212
Net increase in revolving and other lines of credit	—	23,400
Purchase of capital stock	(15,030)	(13,725)
The effect of employee benefit and stock plans and dividend reinvestment	(5,768)	(7,013)
Cash dividends paid to Shareholders	(15,582)	(15,935)
Other	26	9
Net cash flow used in financing activities	(36,354)	(6,052)
Effect of exchange rate changes on cash and cash equivalents	2,178	(1,858)
CASH AND CASH EQUIVALENTS
Net decrease in cash and cash equivalents	(8,383)	(10,923)
Cash and cash equivalents, beginning of period	127,971	106,021
Cash and cash equivalents, end of period	$119,588	$95,098

SEGMENT DATA (UNAUDITED)	Three Months Ended September 30,
(in thousands)	2024	2023
Sales:
Metal Cutting	$296,900	$308,229
Infrastructure	185,048	184,247
Total sales	$481,948	$492,476
Sales By Geographic Region:
Americas	$237,727	$246,742
EMEA	145,934	148,709
Asia Pacific	98,287	97,025
Total sales	$481,948	$492,476
Operating income:
Metal Cutting	$23,822	$32,117
Infrastructure	12,734	13,644
Corporate (1)	(529)	(643)
Total operating income	$36,027	$45,118
(1) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal; diluted EPS; Metal Cutting operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended September 30, 2024 include restructuring and related charges and differences in projected annual tax rates. Adjustments for the three months ended September 30, 2023 include restructuring and related charges and differences in projected annual tax rates. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the second quarter and full fiscal year of 2025 have not been provided, including but not limited to: FOCF, adjusted operating income, adjusted net income, adjusted EPS, adjusted ETR and primary working capital. The most comparable GAAP financial measures are net cash flow from operating activities, operating income, net income attributable to Kennametal, EPS, ETR and working capital (defined as current assets less current liabilities), respectively. Primary working capital is defined as accounts receivable, net plus inventories, net minus accounts payable. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED SEPTEMBER 30, 2024 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$481,948	36,027	25.2%	$22,123	$0.28
Reported operating margin		7.5%
Restructuring and related charges	—	626	22.2	487	0.01
Differences in projected annual tax rates	—	—	(22.3)	14	—
Adjusted results	$481,948	$36,653	25.1%	$22,624	$0.29
Adjusted operating margin		7.6%
(2) Attributable to Kennametal.

THREE MONTHS ENDED SEPTEMBER 30, 2024 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$296,900	$23,822	$185,048	$12,734
Reported operating margin		8.0%		6.9%
Restructuring and related charges	—	646	—	(20)
Adjusted results	$296,900	$24,468	$185,048	$12,714
Adjusted operating margin		8.2%		6.9%

THREE MONTHS ENDED SEPTEMBER 30, 2023 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$492,476	45,118	21.0%	$30,057	$0.37
Reported operating margin		9.2%
Restructuring and related charges	—	3,694	9.5	3,391	0.04
Differences in projected annual tax rates	—	—	(9.5)	(444)	—
Adjusted results	$492,476	$48,812	21.0%	$33,004	$0.41
Adjusted operating margin		9.9%
(2) Attributable to Kennametal.

THREE MONTHS ENDED SEPTEMBER 30, 2023 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$308,229	$32,117	$184,247	$13,644
Reported operating margin		10.4%		7.4%
Restructuring and related charges	—	2,539	—	1,155
Adjusted results	$308,229	$34,656	$184,247	$14,799
Adjusted operating margin		11.2%		8.0%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Three Months Ended September 30,
(in thousands)	2024	2023
Net cash flow provided by operating activities	$45,746	$25,711
Purchases of property, plant and equipment	(24,748)	(31,799)
Disposals of property, plant and equipment	93	3,048
Free operating cash flow	$21,091	$(3,040)

Organic Sales Growth (Decline)
Organic sales growth (decline) is a non-GAAP financial measure of sales growth (decline) (which is the most directly comparable GAAP measure) excluding the effects of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth (decline) at the consolidated and segment levels.

ORGANIC SALES (DECLINE) GROWTH (UNAUDITED)
Three Months Ended September 30, 2024	Metal Cutting	Infrastructure	Total
Organic sales (decline) growth	(4)%	1%	(2)%
Foreign currency exchange effect (3)	(2)	—	(1)
Business days effect (4)	2	(1)	1
Sales decline	(4)%	—%	(2)%
(3) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(4) Business days effect is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.